Exhibit 99.1

FOR IMMEDIATE RELEASE ON THURSDAY, MARCH 13, 2008

KODIAK OIL & GAS CORP. REPORTS

FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

DENVER — March 13, 2008 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (Amex: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and the Williston Basin of North Dakota and Montana, today reported financial and operating results for the fourth quarter 2007 and full-year 2007.

2007 Financial Results

The Company reported a net loss for the year ended December 31, 2007 of $38.2 million, or $0.44 per basic and diluted share, compared with a net loss of $2.8 million, or $0.04 per basic and diluted share, for the same period in 2006.    The 2007 net loss includes $34 million in non-cash charges related to an impairment of the carrying value of oil and gas properties.  Net loss before the impairment charge for 2007, a non-GAAP measure, is $4.2 million, or $0.05 per share.  No impairment charges were recorded in 2006.

Total revenues were a Company-record $9.3 million for the 2007 period versus approximately $5.0 million for the full-year 2006.  Oil and gas sales increased 88% to approximately $7.8 million for the full-year 2007 on a 67% increase in year-over-year production volumes.  Crude oil revenue accounted for approximately 86% of total 2007 oil and gas sales.

Adjusted EBITDA was $2.7 million for the full-year 2007, as compared to $947,000 for the same period in 2006.  Kodiak defines Adjusted EBITDA as net income before interest, taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment charges and gains or losses on foreign currency exchange.

Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net loss are included in this news release and in the Company’s filing on Form 10-K.  Additional disclosure regarding the Company’s use of Adjusted EBITDA are also included in the Company’s filing on Form 10-K.

Kodiak posted operating cash flow of $2.1 million as compared to operating cash flow in 2006 of $3.1 million.

Total assets were $74.3 million at year-end 2007, as compared to $113.8 million in the same period in 2006.   The decrease in total assets is primarily attributed to the above-mentioned impairment charge.  Stockholders’ equity was $68.3 million at December 31, 2007, as compared to $103.6 million at year-end

2006. The Company’s cash and cash equivalents position at year-end is $13.0 million, and it currently has no long-term debt.

General and administrative (G&A) expense increased to $7.3 million for the year-ended December 31, 2007, from $4.6 million for the same period in 2006.  Included in the G&A expense for 2007 is a stock-based compensation charge of $2.5 million for options issued to officers, directors and employees, as compared to $1.5 million for the same period in 2006.

Oil and Gas Sales

Kodiak increased year-over-year sales by 67% to a Company-record 136,279 barrels of oil equivalent (BOE) as compared to 81,520 BOE in 2006.  For the year, Kodiak grew natural gas sales by 71% to 200.2 million cubic feet (MMcf), as compared to 117.3 MMcf for last year.  Oil sales volumes were up 66% to 102,914 barrels for 2007, as compared to 61,966 barrels in 2006.  By commodity, crude oil constitutes 75% of the production base.

For 2007, the average gas price received decreased to $5.26 per thousand cubic feet of natural gas (Mcf), as compared to the $5.56 per Mcf received in 2006.  Kodiak enjoyed an 18% uplift in the average price received for crude oil in 2007.   The Company sold its oil for $65.72 per barrel for the year, as compared to the $55.52 per barrel received during 2006.  Kodiak currently does not hedge any of its oil and gas production volumes.

During 2007, Kodiak invested $45.1 million for exploration and development of its leasehold, including $5.8 million for acreage acquisition and seismic.  In 2007, Wyoming capital investment was $36.5 million, and $8.6 million was allocated for Williston Basin oil and gas activities.  The Company drilled 12 gross wells (6.4 net) in 2007.  Of these, five gross wells (3.8 net) have been completed, five (2.3 net) were dry holes and two (0.25 net) wells, which are non-operated, remained in progress at December 31, 2007.  The Company now has working interests in 23 gross (14.7 net) wells, of which 16 gross (11.2 net) are Kodiak-operated wells.  As of December 31, 2007, Kodiak owned or controlled approximately 152,430 gross and 98,162 net acres primarily in its core operating areas of the Green River and Williston Basins.  Subsequent to the Devon Energy Corp. Agreement, (the Devon Agreement) announced on January 31, 2008, the Company currently owns or controls approximately 89,762 net acres in its core operating areas.

Fourth Quarter 2007

The Company reported a net loss for the three months ended December 31, 2007 of $1.3 million, or $0.02 per share, compared with a net loss of $1.4 million, or $0.02 per share, for the same period in 2006.  Adjusted EBITDA for the fourth quarter 2007 was $599,000 as compared to $21,000 for the same period in 2006.

Oil and gas sales for the fourth quarter were $2.2 million versus $1.3 million in the same period in 2006. Total revenues were $2.3 million versus $1.6 million in the year-ago period.  For the fourth quarter 2007, Kodiak posted operating cash flow of $1.4 million as compared to $3.5 million in the same period in 2006.

Kodiak increased quarter-over-quarter oil and gas sales by 11% to 31,427 BOE from 28,283 BOE in the same period in 2006.  Oil comprised 74% of the equivalent quarterly production.  The average oil price received was $80.43 per barrel, as compared to the $55.52 per barrel received during the fourth quarter 2006.  For the fourth quarter 2007, the average natural gas price received was $6.15 per Mcf, as compared to $4.55 per Mcf received in 2006.

During the quarter, Kodiak invested $7.8 million for exploration and development of its leasehold, primarily on the completions of two wells in the Vermillion Basin.

Proved Reserves Growth of 48%

Kodiak’s year-end, estimated total proved reserves were approximately 8.3 billion cubic feet of natural gas equivalent (Bcfe), or 1.4 million barrels of oil equivalent (MMBoe).  This compares to 5.6 Bcfe, or .933 MMBoe in 2006.  The 2007 total, a 48% increase on an equivalent basis over 2006, is comprised of 2.7 Bcf of natural gas and 932,031 barrels of crude oil.  The current reserve mix is 67% crude oil and 33% natural gas.  Approximately 75% of total reserves are categorized as proved developed and 25% were proved undeveloped. Average year-end prices used to determine reserves were $6.97 per Mcf of natural gas and $81.30 per barrel of oil for 2007, versus $4.53 per Mcf and $50.37 per barrel in 2006.

For 2007 reserve quantities, Kodiak’s standardized measure of discounted future net cash flows (commonly known as the SEC PV-10 figure) for proved reserves at year end was $36.2 million, as compared to $19.6 million in 2006.

Williston Basin—Montana and North Dakota

Bakken Projects

In addition to its existing activity in McKenzie County, Kodiak continues to add to its leasehold position in Dunn County, North Dakota where the primary objective is the dolomitic, sandy interval sandwiched between the two Bakken shales at an approximate vertical depth of 10,000 feet.  As of December 31, 2007, Kodiak had acquired 29,487 gross acres and 18,089 net acres on the Fort Berthold Indian Reservation.  Subsequent to year-end 2007, additional acreage has been leased or is in the approval process with the Bureau of Indian Affairs (BIA).  Management expects leasehold in this area to exceed 30,000 net acres, if all leases that have been executed by the landowners are approved by the BIA.

Locations on the southern portion of our leasehold are currently being permitted.  Subject to obtaining a permit to drill from the Bureau of Land Management and the BIA, drilling activity should commence in this area in late second quarter of 2008.    Further to the northwest, Kodiak, along with its industry partner, have begun the drill site selection process and permitting will follow.  Subject to permits, drilling is anticipated in the second half of 2008.

Commenting on Williston Basin activities, Kodiak’s President and CEO Lynn Peterson said: “We are very motivated internally to begin drilling our 2008 horizontal Bakken program in the Tall Bear Project.  Our staff is actively working on additional leasehold acquisition and permits while continuing to refine the geologic model to identify a strong inventory of what we firmly believe will become development drilling locations.  We have spent the past two years diligently working on this play concept and are nearing the drilling phase.  Given the increased Bakken production and drilling activity by industry in our immediate area, we feel confident that our leasehold is highly prospective.”

Vermillion Basin—Wyoming

In 2007, Kodiak completed the Horseshoe Basin #5-3 well, located on the western edge of the prospective producing area.  The well, a six-mile step out from current production, is currently waiting on the completion of a gathering pipeline which is permitted and expected to be in place by mid-summer 2008.    Kodiak’s 2008 Vermillion Basin exploration efforts will be largely driven and funded under the terms of the previously announced Devon Agreement.  The Company controls approximately 40,000 gross (16,778 net) acres in this basin.

Commenting on the Vermillion Basin activities, Peterson said:  “We are encouraged by the HB #5-3 results and are pleased to have Devon Energy as our partner.  Initial activity is expected to be an offset to the Horseshoe Basin #5-3 during the summer of 2008.  While drilling plans are still being finalized, we anticipate this will be a vertical well and will evaluate the Baxter shale.  We anticipate acquiring 3-D seismic to best identify future Horseshoe Basin Unit drilling locations.  In addition, further exploration drilling is planned for the northern portion of our leasehold.”

2008 Capital Expenditure Budget

The Company also announced the approval by its Board of Directors of an initial capital expenditure budget (CAPEX) of $12.6 million for its 2008 drilling program.  In the Williston Basin, approximately $11.3 million is allocated to drilling, related infrastructure and acreage and seismic acquisition, $9.6 million of which will be invested in the Bakken shale play in Dunn County, N.D.  The Wyoming program contemplates $1.2 million of investment in 2008.

The 2008 initial CAPEX may be revised and is subject to rig availability, access to oilfield services, drilling results, operational developments, market conditions, commodity prices and industry partner timing on non-operated wells.

Commenting on the 2008 CAPEX, Peterson said: “Our announced CAPEX is lower than 2007, but we expect to maintain a similar level of activity in 2008.  The Devon Agreement allows for continued drilling in the Vermillion Basin, while Kodiak can allocate the majority of its drilling budget to the emerging Bakken oil play in the Williston Basin.  We expect to fund the budget through current working capital, cash flow from operations and through anticipated joint venture arrangements.”

Teleconference Call

In conjunction with today’s financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, March 14, 2008 at 11:00 a.m. Eastern Daylight Time.

Date:	Friday, March 14, 2008

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International) Passcode 38153500

Internet:	Live and rebroadcast over the Internet
http://www.videonewswire.com/event.asp?id=46545
or at: http://www.kodiakog.com

Replay:	Available through Wednesday, March 19, 2008 at (800) 642-1687
(US/Canada) and (706) 645-9291 (International) using passcode
38153500 and for 30 days at http://www.kodiakog.com

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the American Stock Exchange “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

KODIAK OIL & GAS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$13,015,318	$58,469,263
Accounts receivable
Trade	1,373,843	1,877,185
Accrued sales revenues	789,652	666,990
Prepaid expenses and other	198,996	103,707
Total Current Assets	15,377,809	61,117,145
Property and equipment (full cost method), at cost:
Proved oil and gas properties	77,272,437	27,167,338
Unproved oil and gas properties	21,904,737	19,607,474
Wells in progress	414,074	7,700,415
Less-accumulated depletion, depreciation, amortization,accretion, and asset impairment	(41,204,821)	(2,224,962)
Net oil and gas properties	58,386,427	52,250,265
Other property and equipment, net of accumulated depreciation of $176,458 in 2007 and of $102,231 in 2006	312,017	181,752
Restricted investments	255,068	224,452
Total Assets	$74,331,321	$113,773,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,163,457	$9,879,104

Noncurrent Liabilities:
Asset retirement obligation	874,498	249,695
Total Liabilities	6,037,955	10,128,799

Commitments and Contingencies
Stockholders’ Equity:
Common stock, no par value; unlimited authorized
Paid-in capital	114,215,604	111,384,998
Accumulated deficit	(46,801,557)	(8,615,667)

Total Stockholders’ Equity	68,293,366	103,644,815

Total Liabilities and Stockholders’ Equity	$74,331,321	$113,773,614

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K dated March 13, 2008.

KODIAK OIL & GAS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2007	2006	2005
Revenues:
Gas production	$1,053,331	$718,926	$225,524
Oil production	6,764,017	3,440,182	140,056
Interest	1,503,029	806,061	87,555
Total revenue	9,320,377	4,965,169	453,135

Cost and expenses:
Oil and gas production	1,757,717	964,685	201,885
Depletion, depreciation, amortization and accretion	5,206,631	2,173,918	157,868
Asset impairment	34,000,000	—	—
General and administrative	7,334,386	4,580,598	2,002,609
(Gain)/loss on currency exchange	(792,467)	32,008	95,864
Total costs and expenses	47,506,267	7,751,209	2,458,226

Net loss	$(38,185,890)	$(2,786,040)	$(2,005,091)

Basic & diluted weighted-average common shares outstanding	87,742,996	71,425,243	44,447,269

Basic & diluted net loss per common share	$(0.44)	$(0.04)	$(0.05)

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K dated March 13, 2008.

KODIAK OIL & GAS CORP.
CONSOLIDATED STATEMENTS OF CASHFLOWS

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(38,185,890)	$(2,786,040)	$(2,005,091)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	5,206,631	2,173,918	157,868
Asset impairment	34,000,000	—	—
Asset retirement	(29,893)	—	—
Stock-based compensation	2,452,291	1,527,361	541,111
Changes in current assets and liabilities:
Accounts receivable-trade	503,342	(1,429,204)	(424,322)
Accounts receivable-accrued sales revenues	(122,661)	(440,585)	(227,500)
Prepaid expenses and other	(95,289)	(73,076)	785
Accounts payable and accrued liabilities	(1,655,119)	4,168,775	735,928
Net cash provided by (used in) operating activities	2,073,412	3,141,149	(1,221,221)

Cash flows from investing activities:
Oil and gas properties	(47,649,681)	(35,426,830)	(11,853,969)
Equipment	(229,210)	(52,976)	(124,196)
Restricted investment: designated as restricted	(30,616)	(82,052)	(153,000)
Restricted investment: undesignated as restricted	—	10,600	—

Net cash (used in) investing activities	(47,909,507)	(35,551,258)	(12,131,165)

Cash flows from financing activity:
Proceeds from the issuance of shares	382,150	89,940,060	18,227,543
Stock issuance costs	—	(6,346,236)	(292,370)

Net cash provided by financing activities	382,150	83,593,824	17,935,173

Net change in cash and cash equivalents	(45,453,945)	51,183,715	4,582,787
Cash and cash equivalents at beginning of the period	58,469,263	7,285,548	2,702,761

Cash and cash equivalents at end of the period	$13,015,318	$58,469,263	$7,285,548

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K dated March 13, 2008.

KODIAK OIL & GAS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,
	2007	2006
Revenues:
Gas production	$302,741	$160,157
Oil production	1,867,940	1,187,683
Interest	179,041	206,777
Total revenue	2,349,722	1,554,616

Cost and expenses:
Oil and gas production	560,077	421,003
Depletion, depreciation, amortization and accretion	1,144,234	799,900
General and administrative	1,953,838	1,310,064
(Gain) on currency exchange	(11,491)	406,778

Total costs and expenses	3,646,658	2,937,744

Net loss	$(1,296,936)	$(1,383,128)
Basic & diluted weighted-average common shares outstanding	87,992,926	76,526,665

Basic & diluted net loss per common share	$(0.02)	$(0.02)

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gain on foreign currency and stock-based compensation (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance.  The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity.  The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program.  Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

KODIAK OIL & GAS CORP.
Reconciliation of Adjusted EBITDA

	For the 12 Months Ended December 31,		For the 3 Months Ended December 31,
	2007	2006	2007	2006

Net Loss	$(38,185,890)	$(2,786,040)	$(1,296,937)	$(1,383,129)
Add back:
Asset impairment	34,000,000	—	—	—
Net loss before asset impairment	(4,185,890)	—	—	—
Add back:
Depreciation, depletion, amortization and abandonment liability accretion expense	5,206,631	2,173,918	1,144,234	799,899
(Gain) Loss on foreign currency exchange	(792,467)	32,008	(11,491)	406,778
Stock based compensation expense	2,452,291	1,527,361	762,914	155,209

Adjusted EBITDA	$2,680,565	$947,247	$598,720	$(21,243)